CNO Financial (1)
August 1, 2018

Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Second Quarter 2018 Results
Carmel, Ind., August 1, 2018 - CNO Financial Group, Inc. (NYSE: CNO) today announced that net income for the second quarter 2018 increased to $102.2 million, or 61 cents per diluted share, compared to $83.4 million, or 48 cents per diluted share, in the second quarter of 2017. CNO also announced that second quarter 2018 net operating income (1) increased to $81.9 million, or 49 cents per diluted share, compared to $78.6 million, or 45 cents per diluted share, in the second quarter of 2017. Net income and net operating earnings in the second quarter of 2018 reflect the positive impact of the lower Federal income tax rate related to the Tax Cuts and Jobs Act of $18.2 million (11 cents per share) and $14.6 million (9 cents per share), respectively.
"CNO reported another quarter of strong earnings and capital results, while continuing to generate considerable free cash flow," said Gary Bhojwani, chief executive officer.  "Our expanded agent retention pilots at Bankers Life are performing well and sales of asset accumulation products, primarily annuities and our portfolio of wealth accumulation solutions, were up significantly.  CNO also demonstrated its steady commitment to effectively deploy capital in order to generate shareholder return through common stock dividends, share repurchases and funding a transaction to materially reduce our long-term care exposure."
Second Quarter 2018 Highlights

•	First-year collected premiums: $369.0 million, up 5% from 2Q17

•	Total collected premiums: $947.6 million, up 2% from 2Q17

•	New annualized premium ("NAP") (2) for life and health products: $81.8 million, down slightly from 2Q17

•	Annuity collected premiums: $287.4 million, up 9% from 2Q17

•	Annuity account values: $8.7 billion, up 4% from 2Q17

•	Policies inforce of 3.5 million (including third party policies inforce), down 1% from 2Q17

•	Net income per diluted share: 61 cents in 2Q18 compared to 48 cents in 2Q17

•	Net operating income (1) per diluted share: 49 cents in 2Q18 compared to 45 cents in 2Q17

•	Book value per common share was $27.09 at June 30, 2018 compared to $29.05 at December 31, 2017

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.62 at June 30, 2018 from $21.43 at December 31, 2017

•	Unrestricted cash and investments held by our holding company were $376 million at June 30, 2018 compared to $397 million at December 31, 2017

•	Common stock repurchases of $60.5 million; paid common stock dividends of $16.5 million in 2Q18
Six-month 2018 Highlights

•	First-year collected premiums: $700.1 million, up slightly from the first six months of 2017

•	Total collected premiums: $1,875.7 million, up 1% from the first six months of 2017

•	NAP (2) for life and health products: $159.9 million, down 6% from the first six months of 2017

•	Annuity collected premiums: $539.2 million, up 3% from the first six months of 2017

•	Net income per diluted share: $1.10 in the first six months of 2018 compared to 84 cents in the first six months of 2017

•	Net operating income (1) per diluted share: 92 cents in the first six months of 2018 compared to 80 cents in the first six months of 2017

•	Paid common stock dividends of $31.9 million and common stock repurchases of $60.5 million in the first six months of 2018

CNO Financial (2)
August 1, 2018

•
Consolidated risk-based capital ratio was estimated at 444% at June 30, 2018, reflecting estimated statutory operating earnings of $122 million and insurance company dividends to the holding company of $71.5 million during the first six months of 2018

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$96.1	$112.6
Washington National	25.4	23.6
Colonial Penn:
Inforce business (5)	18.1	17.4
New business (5)	(12.7)	(9.4)
Total Colonial Penn	5.4	8.0
Long-term care in run-off	3.1	1.7
Adjusted EBIT from business segments	130.0	145.9
Corporate Operations, excluding corporate interest expense	(14.0)	(13.2)
Adjusted EBIT	116.0	132.7
Corporate interest expense	(11.9)	(11.6)
Operating earnings before taxes	104.1	121.1
Tax expense on operating income	22.2	42.5
Net operating income (1)	81.9	78.6
Net realized investment gains (net of related amortization)	10.6	14.9
Fair value changes in embedded derivative liabilities (net of related amortization)	8.3	(5.9)
Fair value changes related to agent deferred compensation plan	11.0	—
Other	(4.2)	(1.6)
Non-operating income before taxes	25.7	7.4
Income tax expense on non-operating income	5.4	2.6
Net non-operating income	20.3	4.8
Net income	$102.2	$83.4

Per diluted share:
Net operating income	$.49	$.45
Net realized investment gains (net of related amortization and taxes)	.05	.06
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	(.02)
Fair value changes related to agent deferred compensation plan (net of taxes)	.05	—
Other	(.02)	(.01)
Net income	$.61	$.48

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CNO Financial (3)
August 1, 2018

There were no significant items included in our 2Q18 net operating income. See page 9 for the table of Net Operating Income Excluding Significant Items for the three months ended June 30, 2017.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 2Q18 were $338.3 million, up 6 percent from 2Q17. NAP for life and health products in 2Q18 was $38.9 million, down 3 percent compared to 2Q17. Average producing agents (over the last twelve months) were down 6 percent from 2Q17. Average producing agents in their third year of service or later (over the last twelve months) in 2Q18 were down 2 percent compared to 2Q17.
Total collected premiums in 2Q18 were $697.0 million, up 2 percent from 2Q17. Annuity collected premiums in 2Q18 were $287.0 million, up 9 percent from 2Q17. Annuity account values, on which spread income is earned, increased 5 percent to $8.3 billion in 2Q18 compared to 2Q17, driven by strong sales and persistency. Total policies inforce (including third party policies inforce) decreased 2 percent and third party policies inforce increased 4 percent from 2Q17.
Pre-tax operating earnings in 2Q18 compared to 2Q17 were down $16.5 million, or 15 percent. Pre-tax operating earnings in 2Q18 reflected lower margins on the long-term care and Medicare supplement blocks of business. In addition, 2Q17 earnings reflected a significant item favorably impacting earnings from the long-term care block as described in the following paragraph.
The long-term care interest-adjusted benefit ratio was 76.5 percent in 2Q18, higher than the 2Q17 ratio of 66.2 percent. The 2Q17 ratio was favorably impacted by $9.4 million of one-time reserve releases primarily related to lower persistency (including the results of procedures performed to identify policies that had terminated prior to June 30, 2017 due to death) and the impact of policyholder decisions to surrender or reduce coverage following rate increases. Such reserve releases in 2Q18 were not significant. The long-term care interest-adjusted benefit ratio excluding these favorable reserve releases was 74.4 percent in 2Q17. The interest-adjusted benefit ratio in 2Q18 also reflected unfavorable claim experience. Given the long-term care coinsurance agreement announced in today's separate news release and briefly described below under the caption "Other Announcements", we are not currently providing guidance on the interest-adjusted benefit ratio for this segment's long-term care block.
Pre-tax operating earnings in 2Q18 reflected a Medicare supplement benefit ratio of 73.1 percent, higher than the 2Q17 ratio of 70.4 percent. The benefit ratio in 2Q18 for this block reflected lower margins due to the implementation of the Medicare crossover claims process. We continue to expect the Medicare supplement benefit ratio to be in the range of 71 percent to 74 percent during the remainder of 2018.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 2Q18 were $19.4 million, down 2 percent from 2Q17. NAP from life and health products in 2Q18 was $26.0 million, up 2 percent from 2Q17. The average number of producing agents (over the last twelve months) in 2Q18 was essentially flat compared to 2Q17.
Total collected premiums from the segment's supplemental health block were up 3 percent in 2Q18 compared to 2Q17.
Pre-tax operating earnings in 2Q18 compared to 2Q17 were up $1.8 million, or 8 percent. Pre-tax operating earnings in 2Q18 primarily reflect higher margins on the supplemental health block compared to 2Q17, reflecting higher insurance policy income due to higher sales and favorable claims experience. The supplemental health interest-adjusted benefit ratio was 56.6 percent and 60.4 percent in 2Q18 and 2Q17, respectively. Based on continued favorable experience, we are lowering the expected supplemental health interest-adjusted benefit ratio to be in the range of 56 percent to 59 percent (from 58 percent to 61 percent) for the remainder of 2018.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums were $11.3 million in 2Q18, down 11 percent from 2Q17. NAP in 2Q18 was $16.9 million, up 5 percent from 2Q17.

CNO Financial (4)
August 1, 2018

Total collected premiums were up 2 percent in 2Q18 compared to 2Q17.
Pre-tax earnings in 2Q18 were $5.4 million compared to $8.0 million in 2Q17 primarily reflecting higher marketing expenses in 2Q18. Inforce Adjusted EBIT was $18.1 million, up 4 percent from 2Q17, primarily reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We continue to expect this segment to report earnings in 2018 in the range of $10 million to $20 million.
Long-term care in run-off only includes the long-term care business that was recaptured in September 2016. This segment recognized pre-tax operating earnings in 2Q18 of $3.1 million, compared to $1.7 million 2Q17. The interest-adjusted benefit ratio for this long-term care block was 57.3 percent in 2Q18 compared to 104.6 percent in 2Q17. The interest-adjusted benefit ratio in 2Q18 reflected favorable claim development. We continue to expect this segment to report normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 2Q18 were $14.0 million compared to $13.2 million of losses in 2Q17. Such results in 2Q18, compared to 2Q17, reflected lower investment returns which were partially offset by lower expenses.
Non-Operating Items
Net realized investment gains in 2Q18 were $10.6 million (net of related amortization). There were no other-than-temporary impairment losses recognized in 2Q18. Net realized investment gains in 2Q17 were $14.9 million (net of related amortization) including other-than-temporary impairment losses of $5.1 million recorded in earnings.
During 2Q18 and 2Q17, we recognized an increase (decrease) in earnings of $8.3 million and $(5.9) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amounts include the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
In 2Q18, we recognized an increase in earnings of $11.0 million for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 444% at June 30, 2018, reflecting estimated 2Q18 statutory operating earnings of $70 million and the payment of insurance company dividends to the holding company of $51.5 million during 2Q18 and $71.5 million during the first six months of 2018.
During the second quarter of 2018, we repurchased $60.5 million of common stock under our securities repurchase program. We repurchased 3.0 million common shares at an average cost of $20.18 per share. As of June 30, 2018, we had 164.4 million shares outstanding and had authority to repurchase up to an additional $325.1 million of our common stock. During 2Q18, dividends paid on common stock totaled $16.5 million.
Unrestricted cash and investments held by our holding company were $376 million at June 30, 2018, compared to $397 million at December 31, 2017.
Book value per common share was $27.09 and $29.05 at June 30, 2018 and December 31, 2017, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.62 at June 30, 2018, compared to $21.43 at December 31, 2017.
The debt-to-capital ratio was 17.1 percent and 15.9 percent at June 30, 2018 and December 31, 2017, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 19.6 percent at June 30, 2018 compared to 20.1 percent at December 31, 2017.

CNO Financial (5)
August 1, 2018

Other Announcements
CNO also announced today that its wholly-owned subsidiary, Bankers Life and Casualty Company, has entered into an agreement to cede all of its legacy (prior to 2003) comprehensive and nursing home long-term care policies through 100% indemnity coinsurance. Please refer to today's separate news release for additional information.
Conference Call
The Company will host a conference call to discuss second quarter results and the long-term care coinsurance agreement on August 2, 2018 at 1:00 p.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2018 - $20,989.5; December 31, 2017 - $20,702.1)	$22,080.9	$22,910.9
Equity securities at fair value (cost: June 30, 2018 - $367.1; December 31, 2017 - $420.0)	366.1	440.6
Mortgage loans	1,649.4	1,650.6
Policy loans	116.0	116.0
Trading securities	254.2	284.6
Investments held by variable interest entities	1,543.3	1,526.9
Other invested assets	946.0	924.5
Total investments	26,955.9	27,854.1
Cash and cash equivalents - unrestricted	639.3	578.4
Cash and cash equivalents held by variable interest entities	106.4	178.9
Accrued investment income	252.5	245.9
Present value of future profits	345.5	359.6
Deferred acquisition costs	1,237.4	1,026.8
Reinsurance receivables	2,127.4	2,175.2
Income tax assets, net	484.8	366.9
Assets held in separate accounts	4.8	5.0
Other assets	318.2	319.5
Total assets	$32,472.2	$33,110.3
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,349.7	$11,220.7
Future policy benefits	11,268.5	11,521.3
Liability for policy and contract claims	499.5	530.3
Unearned and advanced premiums	260.5	261.7
Liabilities related to separate accounts	4.8	5.0
Other liabilities	654.2	751.8
Investment borrowings	1,646.3	1,646.7
Borrowings related to variable interest entities	1,418.1	1,410.7
Notes payable – direct corporate obligations	915.7	914.6
Total liabilities	28,017.3	28,262.8
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2018 – 164,433,085; December 31, 2017 – 166,857,931)	1.6	1.7
Additional paid-in capital	3,021.9	3,073.3
Accumulated other comprehensive income	700.2	1,212.1
Retained earnings	731.2	560.4
Total shareholders' equity	4,454.9	4,847.5
Total liabilities and shareholders' equity	$32,472.2	$33,110.3

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CNO Financial (7)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Insurance policy income	$659.8	$664.1	$1,319.7	$1,327.9
Net investment income:
General account assets	328.2	322.4	657.3	634.4
Policyholder and other special-purpose portfolios	35.7	43.9	48.5	119.1
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	11.0	24.0	(4.2)	40.3
Other-than-temporary impairments:
Total other-than-temporary impairment losses	—	(4.2)	—	(12.6)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	(.9)	—	(.9)
Net impairment losses recognized	—	(5.1)	—	(13.5)
Loss on dissolution of a variable interest entity	—	(3.7)	—	(3.7)
Total realized gains (losses)	11.0	15.2	(4.2)	23.1
Fee revenue and other income	11.6	11.5	32.8	23.3
Total revenues	1,046.3	1,057.1	2,054.1	2,127.8
Benefits and expenses:
Insurance policy benefits	618.2	634.2	1,204.8	1,303.5
Interest expense	37.7	31.4	71.3	62.2
Amortization	61.0	59.6	132.9	123.1
Loss on extinguishment of borrowings related to variable interest entities	3.8	—	3.8	—
Other operating costs and expenses	195.8	203.4	403.4	413.8
Total benefits and expenses	916.5	928.6	1,816.2	1,902.6
Income before income taxes	129.8	128.5	237.9	225.2
Income tax expense on period income	27.6	45.1	51.4	79.5
Net income	$102.2	$83.4	$186.5	$145.7
Earnings per common share:
Basic:
Weighted average shares outstanding	166,098,000	170,556,000	166,579,000	171,994,000
Net income	$.62	$.49	$1.12	$.85
Diluted:
Weighted average shares outstanding	167,978,000	172,352,000	168,828,000	173,708,000
Net income	$.61	$.48	$1.10	$.84

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CNO Financial (8)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Six months ended
	June 30,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$185.6	$202.3
Washington National	59.7	47.1
Colonial Penn:
Inforce business (5)	29.2	31.5
New business (5)	(25.3)	(23.8)
Total Colonial Penn	3.9	7.7
Long-term care in run-off	3.1	2.1
Adjusted EBIT from business segments	252.3	259.2
Corporate Operations, excluding corporate interest expense	(29.5)	(22.1)
Adjusted EBIT	222.8	237.1
Corporate interest expense	(23.8)	(23.1)
Operating earnings before taxes	199.0	214.0
Tax expense on operating income	43.2	75.6
Net operating income (1)	155.8	138.4
Net realized investment gains (losses) (net of related amortization)	(4.6)	22.8
Fair value changes in embedded derivative liabilities (net of related amortization)	33.4	(10.3)
Fair value changes related to agent deferred compensation plan	11.0	—
Other	(.9)	(1.3)
Non-operating income before taxes	38.9	11.2
Income tax expense on non-operating income	8.2	3.9
Net non-operating income	30.7	7.3
Net income	$186.5	$145.7

Per diluted share:
Net operating income	$.92	$.80
Net realized investment gains (losses) (net of related amortization and taxes)	(.02)	.09
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.16	(.04)
Fair value changes related to agent deferred compensation plan (net of taxes)	.05	—
Other	(.01)	(.01)
Net income	$1.10	$.84

CNO Financial (9)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	June 30, 2017*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$112.6	$(9.4)	$103.2
Washington National	23.6	—	23.6
Colonial Penn	8.0	—	8.0
Long-term care in run-off	1.7	—	1.7
Adjusted EBIT from business segments	145.9	(9.4)	136.5
Corporate Operations, excluding corporate interest expense	(13.2)	—	(13.2)
Adjusted EBIT (4)	132.7	(9.4)	123.3
Corporate interest expense	(11.6)	—	(11.6)
Operating earnings before taxes	121.1	(9.4)	111.7
Tax expense on operating income	42.5	(3.3)	39.2
Net operating income	$78.6	$(6.1)	$72.5

Net operating income per diluted share	$.45	$(.03)	$.42

* This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 2Q17 net operating income.

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CNO Financial (10)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2018	2017
Bankers Life:
Medicare supplement	$15.5	$17.6
Long-term care	3.7	4.1
Supplemental health	1.1	1.3
Other health	.2	.2
Life	31.8	34.4
Annuity	286.0	262.3
Total	338.3	319.9
Washington National:
Supplemental health and other health	17.8	18.4
Life	1.6	1.3
Total	19.4	19.7
Colonial Penn:
Life	11.3	12.7
Total	11.3	12.7
Total first-year collected premiums from segments	$369.0	$352.3

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2018	2017
Bankers Life:
Medicare supplement	$176.8	$179.7
Long-term care	107.3	112.1
Supplemental health	5.9	5.6
Other health	1.5	1.5
Life	118.5	117.4
Annuity	287.0	264.3
Total	697.0	680.6
Washington National:
Supplemental health and other health	152.5	147.4
Medicare supplement	11.5	12.6
Life	8.4	7.3
Annuity	.4	.2
Total	172.8	167.5
Colonial Penn:
Life	73.4	71.9
Medicare supplement and other health	.4	.6
Total	73.8	72.5
Long-term care in run-off:
Long-term care	4.0	4.4
Total	4.0	4.4
Total collected premiums from segments	$947.6	$925.0

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CNO Financial (11)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2018	2017
Bankers Life:
Medicare supplement	$14.3	$15.4
Long-term care	5.3	5.2
Supplemental health and other health	1.4	1.4
Life	17.9	18.2
Total	38.9	40.2
Washington National:
Supplemental health	23.9	23.9
Life	2.1	1.7
Total	26.0	25.6
Colonial Penn:
Life	16.9	16.1
Total	16.9	16.1
Total new annualized premiums	$81.8	$81.9

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	June 30,
	2018	2017
Bankers Life	$8,325.9	$7,954.7
Washington National	358.2	393.4
Total	$8,684.1	$8,348.1

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CNO Financial (12)
August 1, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2018	2017
Bankers Life:
Medicare supplement:
Earned premium	$192 million	$194 million
Benefit ratio (7)	73.1%	70.4%
Long-term care:
Earned premium	$108 million	$114 million
Benefit ratio (7)	140.6%	126.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	76.5%	66.2%
Washington National:
Medicare supplement:
Earned premium	$12 million	$14 million
Benefit ratio (7)	74.0%	70.4%
Supplemental health:
Earned premium	$152 million	$146 million
Benefit ratio (7)	80.7%	84.5%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	56.6%	60.4%
Long-term care in run-off:
Long-term care:
Earned premium	$4 million	$4 million
Benefit ratio (7)	236.0%	268.2%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	57.3%	104.6%

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CNO Financial (13)
August 1, 2018

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes related to the agent deferred compensation plan, net of taxes, (iv) changes in the valuation allowance for deferred tax assets and other tax items; and (v) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 8. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 8.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate,"

CNO Financial (14)
August 1, 2018

"expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates, changes in the health care market and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) changes to our estimates of the impact of comprehensive federal tax legislation related to the Tax Cuts and Jobs Act; (xii) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xiii) changes in accounting principles and the interpretation thereof; (xiv) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (xvi) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvii) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xviii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xix) changes in capital deployment opportunities; (xx) our ability to maintain effective controls over financial reporting; (xxi) our ability to continue to recruit and retain productive agents and distribution partners; (xxii) customer response to new products, distribution channels and marketing initiatives; (xxiii) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxiv) regulatory changes or actions, including: those relating to regulation of the financial affairs of our insurance companies, such as the calculation of risk-based capital and minimum capital requirements, and payment of dividends and surplus debenture interest to us; regulation of the sale, underwriting and pricing of products; and health care regulation affecting health insurance products; (xxv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxvi) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxvii) the amount we may need to pay to a reinsurer and the earnings charge we may incur in connection with a long-term care reinsurance transaction; (xxviii) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxix) the growth rate of sales, collected premiums, annuity deposits and assets; (xxx) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxxi) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxxii) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxiii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Beth Hengeveld +1.312.396.7467 or (Investors) Adam Auvil +1.317.817.2538

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